EXHIBIT (G)(2)

                       AMENDMENT TO THE CUSTODY AGREEMENT

          BY AND BETWEEN NATIONAL INVESTORS CASH MANAGEMENT FUND, INC.
                            AND THE BANK OF NEW YORK

           Amendment made as of September 6, 2000 to the Custody Agreement dated as of February 26, 1998 (the "Agreement"), by and between NATIONAL INVESTORS CASH MANAGEMENT FUND, INC. (the "Company") and The Bank of New York (the "Bank").

                                   WITNESSETH:

WHEREAS, the Company and the Bank desire to make an amendment to the Agreement;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Article I, Item 15 is revised as follows:

           "Instructions" shall mean instructions communications transmitted by electronic or telecommunications media including S.W.I.F.T., computer-to-computer interface dedicated transmission line, facsimile transmission (which must be signed by at least two Authorized Persons) and tested telex.

2. Except as specifically amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be signed by their respective duly authorized officers as of the day and year above written.

                                 NATIONAL INVESTORS CASH MANAGEMENT FUND, INC.


                                 By:   /S/ CHRISTOPHER J. KELLEY
                                       -------------------------------
                                       Vice President and Secretary

                                 THE BANK OF NEW YORK

                                 By:   /S/ JORGE E. RAMOS
                                       -------------------------------
                                       Vice President